EXHIBIT 99.1

Harris Corporation Revenue Increases 12% in Third Quarter

MELBOURNE, Florida, April 16, 2003 - Harris Corporation (NYSE: HRS) today reported that third quarter fiscal 2003 revenue climbed 12 percent to $538.9 million, compared to $483.3 million in the third quarter of the prior year. Net income was $22.6 million compared to $22.5 million in the prior-year quarter. Although net income was flat, more of the income was generated by the operating divisions and less from non-operating income. Non-operating income was $4.8 million less in the quarter compared to the prior year. Earnings per share were $.34.

“The Government Communications Systems and the RF Communications businesses are delivering very strong revenue and operating performance, allowing Harris to report solid results in a very difficult economic climate,” said Howard L. Lance, president and chief executive officer.

Government Communications Systems
 Third quarter revenue in the company’s Government Communications Systems segment climbed 24 percent to $296.0 million, compared to $239.0 million in the prior-year quarter. Operating income increased 24 percent to $26.6 million. Growth was all organic and resulted from a broad spectrum of defense and non-defense federal government contract wins and add-ons to previous awards. The U.S. Department of Defense transformation toward integrated communications and network-centric warfare continues and has significantly expanded opportunities for Harris technology, services, and systems integration.

During the third fiscal quarter, Harris won a three-year contract from the U.S. Air Force to develop and demonstrate a prototype radar payload for Space-Based Radar, a critical national defense program. Initial value with options is $88 million and could have a value to Harris of more than $1 billion if the company wins a three-way competition at the end of three years. Harris also received a 20-month, $21 million development contract from the FAA for the Next Generation Air/Ground Communications (NEXCOM) program. Harris is leading one of two NEXCOM teams vying for a potential $400 million contract. Also during the quarter, Harris received a 10-year, $750 million indefinite delivery/indefinite quantity production contract from the National Imagery and Mapping Agency to supply geospatial and imagery-derived products for the Global Geospatial Intelligence program.

The company also won additional contracts for on-going programs, including telemetry modules supporting the U.S. Air Force Advanced Medium-Range Air-to-Air Missile. During the quarter Harris completed its first hardware deliveries for the Joint Strike Fighter program as part of a $68 million advanced avionics design contract. In addition, Harris was awarded a 30-month, $55 million development contract for avionics supporting the U.S. Army’s RAH-66 Comanche helicopter.

RF Communications
 The RF Communications segment reported record revenue of $87.6 million in the third quarter, an increase of 30 percent compared to the prior-year quarter. Segment operating income was also a record, increasing 79 percent to $23.8 million. Continuing strong growth was driven by requirements for current products and next-generation tactical radio programs. Margin improvement reflected increased sales volume and manufacturing efficiencies.

During the quarter, Harris won contracts for its industry-leading Falcon® II radios from Romania, Macedonia, Uzbekistan, Tunisia, and the U.K. Ministry of Defense. Development programs are well underway on next-generation tactical radio programs for both the U.K. and U.S. military. Harris has begun shipping initial production quantities of high-frequency radio systems for integration into the U.K. Bowman Tactical Radio Program and, during the third quarter, was awarded a $10 million contract for cryptographic software development in support of the U.S. radio of the future — the Joint Tactical Radio System (JTRS).

Microwave Communications
Revenue in the Microwave Communications segment was $72.2 million during the third quarter. The business reported a small loss of $0.8 million. Microwave revenue grew approximately 20 percent in North America as a result of capacity upgrades by cellular and PCS providers. Harris continues to benefit from a strong position in the private network business. Harris has increased its market share in North America through focused customer relationships, attention to product quality, and expanded product features. The company’s new Constellation 155 radio, designed for rapid expansion and deployment of wireless services, has been well received by North American customers.

As expected, international markets remained weak and revenue declined compared to the prior-year quarter. Ongoing geo-political turmoil and capital constraints continue to plague infrastructure expansion programs. Eastern Europe, Asia and Africa did, however, continue to show relative strength. During the quarter, Harris won a $17 million contract from Odu’a Telecoms, a wireless broadband service provider in Nigeria. The program includes a five-state service deployment of point-to-multipoint radios and could expand if equipment and related service options are exercised.

Network Support
Third quarter revenue was $11.9 million in the company’s Network Support segment. The business reported an operating loss of $1.4 million. Continued cost-cutting programs have helped to reduce losses on a sequential quarterly basis.

The business introduced a new Direct Access Test Unit solution that links telecom central offices and field technicians. The Harris solution can significantly reduce operating costs for service providers by reducing repeat field visits required to diagnose and repair service problems or initiate new services. Initial field trials of this new Harris solution have exceeded customer expectations and are continuing.

Broadcast Communications
The Broadcast Communications segment reported revenue of $75.9 million in the third quarter, compared to $93.3 million in the prior-year quarter. Operating income was $2.5 million.

As anticipated, revenue was lower as U.S. TV broadcast stations delayed planned capital spending. Coverage of the war in Iraq has temporarily disrupted programming and, consequently, reduced advertising revenues and increased operating costs. As a result, many digital studio upgrades and automation projects were put on hold. And, as previously reported, recent comments by the FCC that it is considering extending the timetable for digital upgrades to full-power requirements are dampening near-term capital spending for additional digital television (DTV) transmission equipment. This equipment eventually will be required. Harris continued to maintain its leading market share for DTV transmission equipment.

In spite of the market weakness, the digital TV conversion is progressing. Approximately 2.5 million high-definition displays were shipped in 2002, and there are currently 102 hours per week of on-air digital programming available. More than 70 percent of all U.S. households are in markets with five or more DTV stations on the air.

In international markets, Harris won contracts during the quarter to provide a European-standard (DVB-T) digital transmitter to Ho Chi Minh City Television in Vietnam, and U.S.-standard (ATSC) digital transmitters for Korea Broadcasting System’s nationwide TV network. In radio markets, Harris expanded its leadership in HD radio, with sales of transmitters and exciters to a number of U.S. radio stations making the transition to digital standards.

Financial Position
The financial position and level of liquidity of Harris Corporation continues to be very strong. Positive cash flow provided by operations in the first three quarters totaled $100.8 million. Cash on hand at the end of the third quarter was $396.5 million, nearly equal to the $416.3 million total debt outstanding. The earliest maturity of long-term debt is more than four years away, and Harris has in excess of $200 million of unused committed credit facilities available. The company’s current debt-to-total-capital ratio is 26.0 percent.

Cumulative Results for the First Three Quarters of Fiscal 2003
Harris revenue for the first three quarters of fiscal 2003 was $1,513.0 million, versus $1,378.2 million for the comparable period of fiscal 2002, an increase of 10 percent. Net income was $58.8 million, compared to $56.0 million in the first three quarters of fiscal 2002.

Outlook
“We continue to have outstanding results across all product and program areas in our two government communications businesses, driven by the beginning of the long-awaited upgrade cycle for communications infrastructure,” Mr. Lance said. “We believe results in our telecom businesses have stabilized. We will continue to implement actions that further reduce costs and improve operating margins during the coming quarters, while maintaining our technology and product leadership in these businesses.

“In the broadcast business, we expect a gradual resumption in capital spending as broadcaster advertising revenues improve, prompted by the expected end of the war and general economic improvement. In the meantime, we will implement plans to reduce costs and improve profitability at the current level of business. We believe these actions will provide Harris with a lower cost structure in a business where there is significant market growth ahead.

“The balance provided by our mix of government and commercial businesses should allow Harris to achieve fiscal 2003 earnings consistent with our prior guidance issued March 7”.

Harris Corporation is an international communications technology company focused on providing product, system and service solutions for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Wednesday, April 16 at 5 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2621, access code: 470386. The conference call will also be broadcast live via the Internet at http://www.harris.com/conference-call.

Forward-Looking Statements
This press release contains forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology, such as “believes,” “expects,” “may,” “should,” “would,” “will,” “intends,” “plans,” “estimates,” “anticipates,” and similar words. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Forward-looking statements in this release include the potential value to the Company of recent program awards and potential awards, earnings guidance for fiscal 2003, and expected cost reductions and their impact. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in the Company’s markets and, as a result, future income and expenditures; the severe telecommunications slow-down, which has and may continue to have a negative impact on the Company’s telecom businesses; the ability to meet cost reduction goals; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of the Company’s currency hedging program; government import and export policies and other government regulations; the fair values of the Company’s portfolio of passive investments, which are subject to significant price volatility or erosion; the Company’s ability to continue to develop new products that achieve market acceptance; strategic acquisitions and the risks and uncertainties related thereto, including the ability to manage and integrate acquired businesses; potential changes in government or customer priorities due to program reviews or revisions to strategic objectives, including potential failure to fund government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; termination of government contracts; the performance of critical subcontractors or suppliers; potential claims that the Company is infringing the intellectual property of third parties; the successful resolution of patent infringement claims and litigation, and the ultimate outcome of other litigation and legal matters; the impact of competitive products and pricing; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which the Company operates. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and Harris disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events, or otherwise.

Attachments: Financial Statements (four tables).

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Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
 Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’03 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)	Quarter Ended		Three Quarters Ended

	March 28,	March 29,	March 28,	March 29,
	2003	2002	2003	2002

Revenue from product sales and services	$538.9	$483.3	$1,513.0	$1,378.2

Cost of product sales and services	(404.9)	(354.3)	(1,128.9)	(1,018.9)

Engineering, selling and administrative expenses	(97.6)	(99.3)	(303.3)	(296.4)

Non-operating income	2.8	7.6	22.1	33.3

Interest income	1.5	2.9	5.0	9.6

Interest expense	(6.5)	(6.1)	(18.8)	(21.0)

Income before income taxes	34.2	34.1	89.1	84.8

Income taxes	(11.6)	(11.6)	(30.3)	(28.8)

Net income	$22.6	$22.5	$58.8	$56.0

Net Income Per Common Share

Basic	$.34	$.34	$.89	$.85

Diluted	$.34	$.34	$.89	$.85

Cash dividends paid per common share	$.08	$.05	$.24	$.15

Average basic shares outstanding	66.2	66.0	66.2	65.9

Average diluted shares outstanding	66.4	66.3	66.4	66.2

Table 2
HARRIS CORPORATION
FY’03 Third Quarter Summary
BUSINESS SEGMENT INFORMATION

(in millions)	Quarter Ended		Three Quarters Ended

	March 28,	March 29,	March 28,	March 29,
	2003	2002	2003	2002

Revenue

Government Communications Systems	$296.0	$239.0	$820.7	$675.5

RF Communications	87.6	67.3	226.7	184.5

Microwave Communications	72.2	71.8	203.8	224.3

Network Support	11.9	13.7	37.2	43.0

Broadcast Communications	75.9	93.3	238.0	255.0

Corporate eliminations	(4.7)	(1.8)	(13.4)	(4.1)

	$538.9	$483.3	$1,513.0	$1,378.2

Income Before Income Taxes

Segment Operating Income (Loss):

Government Communications Systems	$26.6	$21.4	$74.8	$60.3

RF Communications	23.8	13.3	57.7	33.1

Microwave Communications	(0.8)	0.2	(16.3)	(11.6)

Network Support	(1.4)	(0.8)	(6.6)	(7.2)

Broadcast Communications	2.5	8.2	10.4	25.4

Headquarters expense	(14.3)	(12.6)	(39.2)	(37.1)

Non-operating income	2.8	7.6	22.1	33.3

Net interest	(5.0)	(3.2)	(13.8)	(11.4)

	$34.2	$34.1	$89.1	$84.8

Table 3
HARRIS CORPORATION
FY’03 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)	Three Quarters Ended

	March 28,	March 29,
	2003	2002

Operating Activities

Net income	$58.8	$56.0

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Depreciation and amortization	40.8	40.2

Non-current deferred income tax	5.3	22.1

Gain on the sale of securities available for sale	(15.7)	(46.6)

Gain on the sale of LiveTV, LLC	(18.8)	—

Gain on the sale of GE Harris Energy Control Systems, LLC	—	(10.3)

(Increase) decrease in:

Accounts and notes receivable	(1.1)	44.2

Unbilled costs and inventories	(18.4)	32.5

Increase (decrease) in:

Accounts payable and accrued expenses	14.7	(48.2)

Advance payments and unearned income	27.3	18.4

Income taxes	2.0	(26.6)

Other	5.9	26.2

Net cash provided by operating activities	100.8	107.9

Investing Activities

Cash paid for acquired businesses	—	(8.6)

Additions of plant and equipment	(47.6)	(29.8)

Cash paid for strategic investments	(4.4)	(7.2)

Proceeds from the sale of securities available for sale	19.3	54.5

Proceeds from the sale of LiveTV, LLC	19.0	—

Proceeds from the sale of GE Harris Energy Control Systems, LLC	—	23.0

Net cash provided by (used in) investing activities	(13.7)	31.9

Financing Activities

Increase (decrease) in debt, net	102.5	(108.9)

Proceeds from sale of Common Stock	1.7	5.6

Purchase of Common Stock for treasury	(2.9)	—

Cash dividends	(15.9)	(9.9)

Net cash provided by (used in) financing activities	85.4	(113.2)

Effect of exchange rate changes on cash and cash equivalents	(2.2)	1.3

Net increase in cash and cash equivalents	170.3	27.9

Cash and cash equivalents at beginning of year	226.2	103.0

Cash and cash equivalents at end of quarter	$396.5	$130.9

Table 4
HARRIS CORPORATION
FY’03 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

(in millions)
	March 28,	June 28,
	2003	2002

Assets

Cash and cash equivalents	$396.5	$226.2

Marketable securities	24.9	52.2

Accounts Receivable	381.7	380.3

Unbilled costs and accrued earnings	193.4	178.6

Inventories	236.9	233.2

Current deferred income taxes	92.2	82.3

Income taxes receivable	—	0.7

Plant and equipment	280.0	270.6

Goodwill	224.7	215.2

Non-current notes receivable	30.6	30.9

Non-current deferred income taxes	20.6	26.0

Other assets	161.8	162.3

	$2,043.3	$1,858.5

Liabilities and Shareholders’ Equity

Short-term debt	$14.2	$25.9

Accounts payable and accrued expenses	332.3	317.6

Advance payments and unearned income	109.3	82.1

Income taxes payable	2.0	—

Long-term debt	402.1	283.0

Shareholders’ equity	1,183.4	1,149.9

	$2,043.3	$1,858.5